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                                                               [LOGO] MetLife(R)

First MetLife Investors Insurance Company
200 Park Avenue
New York, NY10166

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

September 30, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-4644

Re:   Pre-Effective Amendment No. 2
      First MetLife Investors Insurance Company
      First MetLife Investors Variable Annuity Account One
      Registration Statement on Form N-4 (File Nos. 333-176679/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on October 7, 2011, or as soon thereafter as is reasonably practicable.


      FIRST METLIFE INVESTORS INSURANCE COMPANY
      (Depositor)

      FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
      (Registrant)


      By: /s/ Karen A. Johnson
          ------------------------------------------
          Karen A. Johnson
          Vice President


      METLIFE INVESTORS DISTRIBUTION COMPANY
      (Principal Underwriter)


          By: /s/ Paul M. Kos
              ----------------------------------
              Paul M. Kos
              Vice President